Exhibit 10.4

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT
This Confidential Settlement and Release Agreement (the “Agreement”) is made this 27 of June 2017 by and between Sterling Jewelers Inc., a Delaware corporation (including its successors and assigns, the “Company”) and Bryan Morgan (the “Employee”).
WHEREAS, the Company and the Employee entered into the Amended and Restated Termination Protection Agreement, effective January 29, 2017 (the “TPA”);
WHEREAS, the Employee gave notice of his resignation and has resigned from the position of Chief Operations Officer of the Company, effective June 2, 2017 (the “Resignation Date”);
NOW, THEREFORE, in consideration of such mutual covenants and promises herein described, the Company and the Employee hereby agree as follows:
1.Resignation. The Employee confirms that effective on the Resignation Date, the Employee resigned from and/or was removed from the Employee’s position, Chief Operations Officer of the Company, and from all offices and directorships held by the Employee in the Company or any of its subsidiaries and affiliates.
2.Accrued Rights. The Employee acknowledges that he is entitled to and has received: (i) his base salary and accrued and unused vacation through the Resignation Date in accordance with the Company’s normal payroll practices; (ii) any Annual Bonus or Long Term Incentive Plan payment that was earned by the Employee for a completed fiscal year (or with respect to a Long Term Incentive Plan payment, a completed performance cycle) ending as of the Resignation Date but which was unpaid as of the Resignation Date, payable to the Employee in accordance with the applicable Plan; and (iii) any vested benefits to which the Employee is entitled under the employee benefit plans of the Company, payable pursuant to the terms and conditions of such benefit plans (with the items described in clauses (i), (ii) and (iii) referred to as the “Accrued Rights”).
3.Payment of Attorneys’ Fees. Subject to and following the Employee’s timely execution, delivery and non-revocation of this Agreement, the Company will pay, directly to the Employee’s counsel, Marshall & Forman LLC, the reasonable attorneys’ fees (which are estimated, as of the date of the Employee’s execution, to not exceed $20,000.00) the Employee has incurred in connection with the issues surrounding the Employee’s resignation from the Company and the issues surrounding this Agreement.
4.Outplacement Services. Subject to and following the Employee’s timely execution, delivery and non-revocation of this Agreement, the Employee shall be entitled to use the outplacement services under the Company’s extant package with Challenger, Gray & Christmas, Inc. that is made available to executives at the Employee’s level, up to a value of $10,000.00 worth of services and which will be paid by the Company.

Exhibit 10.4

5.References. Subject to and following the Employee’s timely execution, delivery and non-revocation of this Agreement, the Company agrees that all questions regarding the Employee’s prospective employment shall be directed to Mark Light and/or Lynn Dennison.
6.Sole Benefits. The Employee agrees that the Accrued Rights described in Section 2, as well as the benefits described in Sections 3, 4 and 5 are the sole and exclusive benefits to which the Employee shall be entitled in respect of the Employee’s resignation from his employment with the Company.
7.Mutual Release. For and in consideration of the benefits provided to the Employee by the Company under this Agreement, the Employee, on the Employee’s own behalf and on behalf of the Employee’s heirs, estate and beneficiaries, does hereby release the Company, Signet and in such capacities, any of their subsidiaries or affiliates, and each past or present officer, director, executive, agent, employee, shareholder, attorney acting for or on behalf of the Company or Signet and insurer of any such entities (collectively, the “Company Released Parties”), from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of the Employee’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Agreement is executed, including, without limitation, any tort and/or contract claims, common law or statutory claims, claims under any local, state or federal wage and hour law, wage collection law or labor relations law, claims under any common law or other statute, claims of age, race, sex, sexual orientation, religious, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination, including under Title VII of the Civil Rights Acts of 1964 and 1991, as amended (42 U.S.C. §§ 2000e et seq.), Age Discrimination in Employment Act, as amended (29 U.S.C. §§ 621, et seq.); the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Executive Retirement Income Security Act of 1974, as amended (29 U.S.C. §§ 1001 et seq.) and any other law (including any state or local law or ordinance) prohibiting employment discrimination or relating to employment, retaliation in employment, termination of employment, wages, benefits or otherwise. If any arbitrator or court rules that such waiver of rights to file, or have filed on Employee’s behalf, any administrative or judicial charges or complaints is ineffective, the Employee agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. Nothing in this Agreement shall be construed to prohibit the Employee from filing a charge with or participating in any investigation or proceeding by a government agency charged with enforcement of any law. Notwithstanding, the Employee agrees to waive the Employee’s right to recover monetary damages in any charge, complaint, or lawsuit filed by the Employee or by anyone else on the Employee’s behalf, except that nothing in this Agreement shall be construed to limit the Employee’s right to receive any monetary award from the Securities and Exchange

Exhibit 10.4

Commission pursuant to Section 21F of the Securities Exchange Act of 1934. The Employee relinquishes any right to future employment with the Company or Signet and the Company and Signet shall have the right to refuse to re-employ the Employee, in each case without liability of the Employee or the Company or Signet. The Employee acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is Employee’s intention to fully settle and release all claims he may have against the Company and Signet and the persons and entities described above, whether known, unknown or suspected. The Company Released Parties and the Employee acknowledge and agree that the release contained in this Section 7 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify the Employee for Employee’s acts as an officer or director of Company in accordance with the Certificate of Incorporation and all agreements thereunder, (ii) to pay any amounts or offer any benefits pursuant to Sections 2, 3, 4 or 5 of this Agreement, or (iii) with respect to the Employee’s rights as a shareholder of the Company, Signet or any of their subsidiaries.
The Company agrees to release the Employee from any and all obligations and claims, grievances, complaints, claims or lawsuits they may have against the Employee; provided, however, the Company expressly does not release or discharge the Employee from any claims or causes of action of which the Company is not presently aware or which may constitute intentional misconduct, fraud, embezzlement or acts of dishonesty.

8.Restrictive Covenants.
(a)The Employee shall keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business of the Company and of any of the subsidiaries or affiliates of the Company, any trade secrets, confidential or proprietary information and documents or materials owned, developed or possessed by or for the Company or any of the subsidiaries or affiliates of the Company pertaining to the Business of the Company or any of the subsidiaries or affiliates of the Company; provided that such information referred to in this Section 8(a) shall not include information that is or has become generally known to the public or the jewelry trade without violation of this Section. For purposes of the Agreement, “Business” shall mean the operation of a retail jewelry business that sells to the public jewelry, watches and associated services including through e-commerce.

(b)The Employee acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, data, documentation, writings and applications thereof (collectively, “Works”) relating to the Business or planned business of the Company or any of the subsidiaries or affiliates of the Company that, alone or jointly with others, the Employee may create, make, develop or acquire during the term of the Employee’s employment with the Company or any of its subsidiaries or affiliates (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company and its subsidiaries and affiliates and the Employee

Exhibit 10.4

hereby assigns to the Company all of the Employee’s right, title and interest in and to all such Developments and the Employee shall take any action reasonably necessary to achieve the foregoing result. Notwithstanding any provision of this Agreement to the contrary, “Developments” shall not include any Works that do not relate to the Business or planned business of the Company or any of the subsidiaries or affiliates of the Company.

(c)The Employee agrees that Employee shall not, directly or indirectly, without the prior written consent of the Company:

(i)
for a period of one year commencing upon termination of the Employee’s employment, solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of the subsidiaries or affiliates of the Company to terminate his or her employment or engagement with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes; or

(ii)
for a period of one year commencing upon termination of the Employee’s employment, directly or indirectly own, manage, control, invest or participate in any way in, consult with or render services to or for any of the following companies: (i) Helzberg Diamonds; (ii) Samuels Jewelers; (iii) Diamonds Direct; (iii) Macy’s Inc.; (iv) Amazon.com Inc.; (v) Blue Nile Inc.; (vi) Brilliant Earth, LLC; and (vii) James Allen (collectively, the “Certain Competitors”), or for any person or any other entity that is affiliated (whether as a subsidiary, affiliate or otherwise) with any of the Certain Competitors and that engages in the retail jewelry business; provided that the Employee shall be entitled to own up to 1% of any class of outstanding securities of any company whose common stock is listed on a national securities exchange or included for trading on the NASDAQ Stock Market.

The Employee acknowledges that the services rendered by the Employee were of a special, unique and extraordinary character and, in connection with such services, the Employee had access to confidential information vital to the Business of the Company and the subsidiaries and affiliates of the Company. By reason of this, the Employee consents and agrees that if the Employee violates any of the provisions of Section 8 of this Agreement, the Company and the subsidiaries and affiliates of the Company would sustain irreparable injury and that monetary damages will not provide adequate remedy to the Company and that the Company shall be entitled to have Section 8 specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of the subsidiaries or affiliates of the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from the Employee or cessation of payments and benefits hereunder

Exhibit 10.4

without requirement for posting a bond. The Employee further acknowledges that the Employee will not at any time, directly or indirectly violate Section 8 of this Agreement.
9.Cooperation. The Employee agrees to provides his full and continued cooperation in good faith with the Company, its subsidiaries and affiliates and its legal counsel, as may be necessary or appropriate, (i) to respond truthfully to any inquiries that may arise with respect to matters that the Employee was responsible for or involved with during his employment with the Company, (ii) to furnish to the Company, as reasonably requested by the Company, from time to time, the Employee’s honest and good faith advice, information, judgment and knowledge with respect to matters that the Employee was responsible for or involved with during his employment with the Company, (iii) in connection with any defense, prosecution or investigation of any and all actual, threatened, potential or pending court or administrative proceedings or other legal matters in which the Employee may be involved as a party and/or in which the Company determines, in its sole discretion, that the Employee is a relevant witness and/or possesses relevant information, and (iv) in connection with any and all legal matters relating to the Company, its subsidiaries and affiliates, and each of their respective past and present employees, managers, directors, officers, administrators, shareholders, members, agents, and attorneys, in which the Employee may be called as an involuntary witness (by subpoena or other compulsory process) served by any third-party, including, without limitation, providing the Company with written notice of any subpoena or other compulsory process served on the Employee within forty-eight (48) hours of its occurrence. In connection with the matters described in this Section 9, the Employee agrees to notify, truthfully communicate and be represented by, and provide requested information to, the Company’s counsel, to fully cooperate and work in good faith with such counsel with respect to, and in preparation for, any response to a subpoena or other compulsory process served upon the Employee, any depositions, interviews, responses, appearances or other legal matters, and to testify truthfully and honestly with respect to all matters. For the avoidance of doubt, the Company has no obligation to provide the Employee with counsel in connection with any matter. The Company shall reimburse the Employee for reasonable expenses, such as travel, lodging and meal expenses, incurred by the Employee pursuant to this Section 9 at the Company’s request, and consistent with the Company’s policies for employee expenses.
10.Return of Property and Documents. As a material provision of this Agreement, as of the Resignation Date, the Employee shall have returned to the Company all Company property (including, without limitation, any and all computers, phones, identification cards, card key passes, fobs, corporate credit cards, corporate phone cards, corporate motor vehicles, files, memoranda, keys and software) in the Employee’s possession and the Employee shall not make or retain any duplicates or reproductions of such items. The Employee further agrees that, as a material provision of this Agreement, as of the Resignation Date, the Employee shall have delivered to the Company all copies of any confidential information of the Company in the Employee’s possession, custody or control, including all copies of any analyses, compilations, studies or other documents in the Employee’s possession, custody or control that contain any such confidential information

Exhibit 10.4

(whether in electronic or paper form), and that as of the Resignation Date, the Employee no longer possess any such Company property or confidential information in any form.
11.Confidentiality. The Employee acknowledges and agrees that the Employee will keep the terms, amount, and facts of, and any discussions leading up to, this Agreement strictly and completely confidential, and that the Employee will not communicate or otherwise disclose to any employee of the Company (past, present, or future), or to any member of the general public, the terms, amounts, copies, or fact of this Agreement, except as may be required by law or compulsory process; provided, however, that the Employee may make such disclosures to Employee’s tax/financial advisors or legal counsel as long as they agree to keep the information confidential. If asked about any of such matters, to the extent permissible, the Employee’s response shall be that Employee may not discuss any of such matters, except that nothing in this Agreement shall affect the Employee’s rights to engage in activity protected by Section 7 of the National Labor Relations Act. Notwithstanding anything herein to the contrary, nothing in this Section 11 shall: (i) prohibit the Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; or (ii) require notification or prior approval by the Company of any reporting described in clause (i).
The Employee is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. Notwithstanding anything herein to the contrary, nothing in this Agreement shall: (i) prohibit the Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

Exhibit 10.4

12.Non-Defamation and Non-Disparagement. The Employee shall not at any time, publicly or privately, verbally or in writing, directly or indirectly, make or cause to be made any defaming and/or disparaging, derogatory, misleading or false statement about the Company or its products, or any current or former directors, officers, executives, employees, attorneys or agents of the Company, or the business strategy, plans, policies, practices or operations of the Company to any person or entity, including members of the investment community, press, customers, competitors, employees and advisors of the Company. Truthful disclosure to any government agency regarding possible violations of federal law or regulation in accordance with any whistleblower protection provisions of state or federal law or regulation shall not be deemed to violate this paragraph. The Company shall instruct Mark Light, Lynn Dennison and Steve Becker (collectively the “Non-Disparaging Individuals”) that they shall not directly or indirectly disparage or make negative, derogatory or defamatory statements about the Employee, except that nothing herein shall preclude the Company, including the Non-Disparaging Individuals, from making any and all truthful statements, including but not limited to statements as required by law, in legal or other proceedings, government filings, or investigations.
13.Consequences of Breach. The Employee acknowledges and agrees that the obligations and responsibilities in this Agreement are reasonable and not unduly restrictive. The Employee further recognizes that damages incurred by the Company as a result of the Employee’s breach of any provision of this Agreement will be difficult to measure, that monetary damages will not provide adequate relief, and that in the event of any such breach: (i) the Company shall be entitled to apply for and receive an injunction without bond to restrain any such violation; and (ii) the Employee shall be obligated to pay to the Company its costs and expenses in enforcing its rights. The covenants in this Section 13 shall not be deemed to be a penalty nor forfeiture.
14.Severability. The provisions of this Agreement are severable and the invalidity, illegality or unenforceability of any one or more provisions shall not affect the validity, legality or enforceability of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
15.Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Exhibit 10.4

16.Governing Law; Jurisdiction.
(a)This Agreement shall be subject to, and governed by, the laws of the State of Ohio applicable to contracts made and to be performed therein, without regard to conflict of laws principles thereof.
(b)Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of Ohio located in Summit County or in a Federal court located in Cleveland, Ohio. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Ohio law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such court and any claim that such suit, action, or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.
EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, HE IS WAIVING ANY RIGHT THAT HE MAY HAVE TO A JURY TRIAL RELATED TO THIS AGREEMENT.
17.Withholding Taxes. The Company may withhold from any amounts payable under Section 2 or 3 of this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
18.Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereto and supersedes any and all prior agreements, arrangements and understandings, whether written or oral, between the parties with respect thereto, including the TPA. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. The Employee acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement. This Agreement may not be altered or modified other than in a writing signed by the Employee and an authorized representative of the Company.
19.Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

Exhibit 10.4

If to the Employee:     To Employee’s last address set forth on the payroll records                     of the Company.

with copies to:        John Marshall, Esq.
Marshall and Forman LLC
250 Civic Center Drive, Suite 480
Columbus, Ohio, 43215
jmarshall@marshallforman.com

If to the Company:     Sterling Jewelers Inc.
c/o Lynn Dennison
375 Ghent Road
Akron, Ohio 44333
Fax: (330) 664-4379
Attn: Chief Legal, Risk and Corporate Affairs Officer

with copies to:        Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153-0119
Attn: Jeffrey Klein

If notice is mailed, it shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

20.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
21.Section 409A.
(a)    The intent of the parties is that payments and benefit under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom, as applicable. If any other payments of money or other benefits due to the Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the Company may (i) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A.

Exhibit 10.4

(b)    (i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event any reimbursements that are non-qualified deferred compensation subject to Section 409A of the Code shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.
(c)    For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(d)     Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company has no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A on any person and the Company, its subsidiaries and affiliates, and each of their employees and representatives shall not have any liability to the Employee with respect thereto.
22.Knowing and Voluntary Time to Consider and Revoke. The Employee acknowledges that pursuant to Section 7 of this Agreement, Employee is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that Employee’s waiver and release of such rights is knowing and voluntary. Employee acknowledges that the consideration given for the ADEA waiver and release under Section 7 is in addition to anything of value to which Employee was already entitled. The Employee further acknowledges that the Employee is advised by this writing that:
(a)Employee should consult with an attorney prior to executing this Agreement and has had an opportunity to do so;
(b)Employee has been provided at least twenty-one (21) days within which to consider this Agreement;
(c)Employee has seven (7) days following Employee’s execution of this Agreement to revoke it, but only by providing written notice of such revocation to the Company in accordance with the “Notice” provision in Section 19 of this Agreement;
(d)This Agreement shall not be effective and enforceable until the eighth (8th) day following the Employee execution of this Agreement without revocation; and

Exhibit 10.4

(e)the twenty-one (21) day period set forth above shall run from the date Employee receives this Agreement.
It is the intention of the Parties in executing this Agreement that this Agreement shall be effective as a full and final accord and satisfaction and release of and from all liabilities, disputes, claims and matters covered under this Agreement, known or unknown, suspected or unsuspected.

23.Authority. The Employee represents that the Employee has full power and authority to enter into this Agreement, and further represents that entering into this Agreement will not result in a conflict of interest with a party to any pending litigation relating to or against the Company, with attorneys representing a party to any pending litigation relating to or against the Company, or with any governmental or administrative agency.
24.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

STERLING JEWELERS INC.

By:    /s/ Lynn Dennison
Name:    Lynn Dennison
Title:    Chief Legal, Risk and Corporate Affairs Office

EMPLOYEE

By:    /s/ Bryan Morgan
Bryan Morgan